EXHIBIT 10.1

TAX SHARING AGREEMENT

This Tax Sharing Agreement is effective as of May 31, 2018, between Caterpillar Inc., a Delaware corporation formerly known as "Caterpillar Tractor Co." ("Cat Inc."), and its wholly owned subsidiary, Caterpillar Financial Services Corporation, a Delaware corporation ("CFSC") (Cat Inc. and CFSC are collectively referred to herein as “Parties”).
Recitals
Whereas, the parties previously entered into a written Tax Sharing Agreement as of June 21, 1984 (as amended and restated, from time to time, the "Existing Tax Sharing Agreement");
Whereas, the Existing Tax Sharing Agreement provides that amounts due thereunder are to be paid or collected within forty-five (45) days from the date Cat Inc. makes payment to or collects a refund from the Internal Revenue Service;
Whereas, the Parties recognize that it is administratively burdensome and unnecessary for payments to be made under the Existing Tax Sharing Agreement more than once annually, and wish to amend the Existing Tax Sharing Agreement to provide for only one annual payment to be made;
Whereas, the Parties desire that the terms of this Tax Sharing Agreement amend and supersede the terms of the Existing Tax Sharing Agreement; and
NOW, THEREFORE, the parties hereto agree as follows:
1.CFSC consents to the filing of consolidated federal income tax returns with Cat Inc., the common parent corporation of an affiliated group of corporations, for taxable years ending after the date hereof.
2.Cat Inc., as agent for the affiliated groups, agrees to handle all necessary transactions with the Internal Revenue Service or appeals to the courts for a final determination of the tax liability. As agent, Cat Inc. will be responsible for filing the consolidated federal income tax returns and reports, making all tax payments when due (including interest and penalties if applicable) and filing for and collecting any refunds due (together with interest thereon).

3.Cat Inc. will collect from or pay to CFSC its (CFSC's) allocated share of the consolidated federal income tax liability and/or refund, including interest and penalties if applicable, with respect to any period for which Cat Inc. files a consolidated federal income tax return that includes CFSC.
4.Amounts due under Paragraph 3 will be paid or collected within forty-five (45) days of the filing of Cat Inc.’s consolidated federal income tax return and such annual payment shall take into account any refunds received during the previous calendar year.
5.Except as provided in Paragraph 3, Cat Inc. agrees to indemnify and hold harmless CFSC against and from any Internal Revenue Service claims of liability for federal income tax, interest and/or penalties with respect to any period for which Cat Inc. files a consolidated federal income tax return that includes CFSC.
6.The allocation under Paragraph 3 shall be determined in accordance with the provisions of Treas. Reg. sections 1.1552-1(a)(1) and 1.1502-33(d)(3), under which the Cat Inc. consolidated group has elected one-hundred percent (100%) as the fixed percentage to be used to allocate the additional amounts thereunder; provided, however, with respect to foreign tax credits associated with tax liabilities of any CFSC subsidiary that is a party to a tax sharing agreement with a Cat Inc. subsidiary, the relevant fixed percentage shall equal the percentage of tax liability specified in such tax sharing agreement (to the extent actually paid to such Cat Inc. subsidiary by the CFSC subsidiary) - in other words, CFSC shall be entitled to foreign tax credits equal to the amount actually paid during the applicable period to Cat Inc. subsidiaries by CFSC subsidiaries under applicable tax sharing agreements. Any additional amounts allocated under Treas. Reg. section 1.1502-33(d)(3) shall be credited to those members of the consolidated group (including CFSC) contributing the items of income, gain, loss, deduction or credit to which the sum of such additional amounts are attributable, in accordance with Treas. Reg. section 1.1502-33(d)(3). The amount credited to each such member shall be determined by multiplying the total amount to be credited by a fraction, the numerator of which is the separate tax liability of such member, and the denominator of which is the sum of the separate tax liabilities of all members receiving credits. For this purpose "separate tax liability" means the tax liability of a member (calculated using such member's specific tax attributes) determined as if a separate tax return were filed by such member on which all tax credits generated by such member were permitted without limitation and on which the tax liability before tax credits of a member incurring a loss for the year would be that refundable amount determined by computing a tax on such loss in the same manner as if the member had taxable income of an equal amount.
7.The amounts allocated pursuant to Paragraph 3 shall be appropriately recomputed upon the filing of an amended tax return, final determination of any adjustment to the federal income tax liability of the Cat Inc. affiliated group proposed by the Internal Revenue Service, or receipt of a refund of tax previously paid.
8.In the event of any material change in applicable tax law, the parties shall amend this Agreement mutatis mutandis by mutual written agreement.
9.The provisions of Paragraphs 1 through 7 shall be applied mutatis mutandis with respect to all state or local franchise or income tax returns filed by Cat Inc. and CFSC upon which losses or credits of Cat Inc. or CFSC can be used to offset income or tax of the other, except where it is mutually agreed that the amounts owed by one party to the other are insignificant.
10.This Agreement may not be modified or otherwise amended except in writing signed by both parties hereto. This Agreement shall be governed by and construed under the law of the State of Illinois without regard to the principles of conflicts of law. Unless otherwise stated, any reference contained in this Agreement to a Paragraph refers to the provisions. of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this 15th day of June 2018.

"Cat Inc."	"CFSC"

Caterpillar Inc.	Caterpillar Financial Services Corporation

By: /s/ Chad J. Withers	By: /s/ Patrick T. McCartan
(signature)	(signature)

Assistant Treasurer	Chief Financial Officer & Executive Vice President
(title)	(title)

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